SMITH BARNEY NATURAL RESOURCES FUND INC.
10f-3 REPORT
March 1, 1998 through May 31, 1998

			Trade					           Purchase
	% of
Issuer			Date	Selling Dealer		Shares
	Price		Issue

KN Energy, Inc.		3/3/98	Morgan Stanley		2,400		$52.00
	0.60%

Waddell & Reed finc'l	3/3/98	Morgan Stanley		  200
23.00		0.53

Transglobal		3/26/98	Lehman Brothers		10,150
14.50		0.44

Union Pacific Conv. Pref.	3/27/98	CS First Boston		4,100
50.00		3.43

American Superconductor	4/16/98	Morgan Stanley		1,200
14.00		0.85

Ziff-Davis Inc.		4/29/98	Morgan Stanley		  400
15.50		1.59

United Road Services	5/1/98	DLJ			2,100		  13.00
	1.27

Young & Rubicam		5/1/98	DLJ			2,100		  25.00
	0.90